Exhibit 23.5

Consent of Independent Auditors

The Board of Directors
The KEYW Holding Corporation:

We consent to the use of our report dated May 14, 2010, with respect to the statements of revenues and direct expenses of the General Dynamics Advanced Information Systems Acquired Contracts for the period from January 1, 2009 to December 7, 2009 and the years ended December 31, 2008 and 2007, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, VA

June 17, 2010